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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                 SEC FILE NUMBER
                                    000-10560

                           NOTIFICATION OF LATE FILING

                              CUSIP NUMBER #500909

                                  (Check One):

 [X]    Form 10-KSB         [ ]     Form 20-F       [ ]    Form 11-K
 [ ]    Form 10-QSB         [ ]     Form N-SAR

         For Period Ended:          December 31, 2001
                 [ ]  Transition Report on Form 10-K
                 [ ]  Transition Report on Form 20-F
                 [ ]  Transition Report on Form 11-F
                 [ ]  Transition Report on Form 10-Q
                 [ ]  Transition Report on Form N-SAR

         For the Transition Period Ended:


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Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.
Nothing in this form shall be constructed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify
the Item(s) to which the notification relates:        not applicable

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Part I--Registrant Information
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         Full Name of Registrant:                    CTI GROUP (HOLDINGS) INC.
         Former Name if Applicable:                  N/A
         Address of Principal Executive Office:      2550 Eisenhower Avenue
                                                     Norristown, PA  19401

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Part II--Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [ss. 23,047], the following should be completed. (Check box if appropriate)

[X]      (a)      The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)      The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.
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Part III--Narrative
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed)

THE FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001 FOR THE COMPANY COULD NOT BE FILED WITHIN THE PRESCRIBED PERIOD BECAUSE THE COMPANY WAS UNABLE TO COMPLETE CERTAIN INFORMATION KEY TO FILING A TIMELY AND ACCURATE REPORT ON THE FINANCIAL CONDITION OF THE COMPANY. SUCH INABILITY COULD NOT HAVE BEEN ELIMINATED BY THE COMPANY WITHOUT UNREASONABLE EFFORT OR EXPENSE.

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Part IV--Other Information
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         (1)      Name and telephone number of person to contact in regard to this notification

                  Fred Hanuschek          610           666-1700
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                  (Name)                  (Area Code)   (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                          [X]  Yes       [ ]  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
                                                          [X]  Yes       [ ]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

THE CHANGE IN RESULTS OF OPERATIONS IS SET FORTH IN THE FORM 10-KSB WHICH IS BEING FILED SIMULTANEOUSLY WITH THIS FORM 12b-25.

                            CTI GROUP (HOLDINGS) INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    April 2, 2002                    By: /s/  Manfred Hanuschek
                                              ----------------------------------
                                              Name:    MANFRED HANUSCHEK
                                              Title:   Chief Financial Officer


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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.
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                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).